Exhibit 99.1

HI-TECH PHARMACAL REPORTS 33% INCREASE IN SALES AND 50% INCREASE IN NET INCOME FOR ITS FISCAL SECOND QUARTER

AMITYVILLE, N.Y., December 11, 2003—Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the quarter ended October 31, 2003. For the three months ended October 31, 2003, the Company reported net sales of $15,653,000, a 33% increase from $11,765,000 for the three months ended October 31, 2002. Net income increased 50% to $2,402,000, or $0.27 per share, from $1,601,000, or $0.21 per share, for the same period last year.

For the quarter ended October 31, 2003, net sales of generic pharmaceutical products were $13,967,000, a 41% increase compared to $9,905,000 for the same period last year. The increase is primarily due to the introduction of a new product, Urea 40% Cream and Lotion, in October 2003 which accounted for approximately $3,400,000 in sales.

For the quarter ended October 31, 2003, net sales of the Health Care Products division, which markets the Company’s branded products, were $1,686,000, a 9% decrease compared to $1,860,000 for the same period last year. The Company believes that this decrease was primarily caused by previously exported Health Care products which were redirected to the United States market. The Company has taken the necessary steps to prevent any future redirection of exported products. David Seltzer, President and CEO of Hi-Tech, commented on the results of the Health Care Products division: “The flagship product of the Division, Diabetic Tussin®, as well as the Diabeti-Derm® line and MultiBetic continue to show increased sales at the retail level, which should result in higher sales in future quarters”.

For the six months ended October 31, 2003 the Company reported net sales of $24,917,000, a 21% increase compared to $20,594,000 for the six months ended October 31, 2002. Net income increased 32% to $3,355,000, or $0.38 per share, for the six months ended October 31, 2003 compared to $2,545,000, or $0.34 per share, for the same period ended October 31, 2002.

Generic pharmaceutical product sales were $22,371,000 and $17,458,000 for the six months ended October 31, 2003 and 2002, respectively, an increase of 28%. The increase is primarily due to the introduction of a new product, Urea 40% Cream and Lotion, in October 2003 which accounted for approximately $3,400,000 in sales, as well as increased distribution of Company’s core generic products.

The Health Care Products division had net sales of $2,546,000 and $3,146,000 for the six months ended October 31, 2003 and 2002, respectively, a decrease of 19%. This decrease is the result of higher product returns, a discontinued product in the first quarter, and the impact of exported Health Care products which were redirected to the United States market.

Commenting on the results, David Seltzer said: “We are pleased with our sales and net income results for the quarter and six months ended October 31, 2003. Our core generic prescription products have been gaining additional market share and we have successfully launched several new items. We are extremely satisfied that our commitment to research and new product development is translating into increased sales. We have 7 products under review at the FDA and 17 projects in active development and believe that new product introductions will continue to be a major driving force for the Company’s growth in the future.”

Hi-Tech also announced that as a result of a suit by MedPointe alleging patent infringement, the U.S. District Court in New Jersey has issued a temporary restraining order (TRO) preventing Hi-Tech from launching its Tannate 12-D cough and cold product. A hearing will be held later this month to determine whether the TRO will be reaffirmed or be vacated. The Company believes that it can successfully challenge the patent. However, in the event the TRO is reaffirmed, the Company will not be able to market the product and, as a result, the Company will likely meet the lower end of its 25% to 30% annualized revenue growth guidance.

About Hi-Tech Pharmacal

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic prescription and OTC products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded OTC and nutritional products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other results and other risks detailed form time to time in the Company’s filings with the Securities and Exchange Commission. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.

David Seltzer or William Peters

(631) 789-8228

	Three months ended October 31, (unaudited)		Six months ended October 31, (unaudited)
	2003	2002	2003	2002
NET SALES	$15,653,000	11,765,000	24,917,000	20,594,000
Cost of goods sold	7,047,000	5,551,000	11,563,000	9,902,000

GROSS PROFIT	8,606,000	6,214,000	13,354,000	10,692,000
Selling, general, administrative expenses	4,171,000	3,220,000	7,117,000	5,906,000
Research & product development costs	853,000	466,000	1,416,000	915,000
Contract research income	(173,000)	(5,000)	(423,000)	(122,000)
Interest expense	6,000	8,000	13,000	17,000
Interest income and other	(83,000)	(29,000)	(121,000)	(83,000)

TOTAL	4,774,000	3,660,000	8,002,000	6,633,000

Income before provision for income taxes	3,832,000	2,554,000	5,352,000	4,059,000
Provision for income taxes	1,430,000	953,000	1,997,000	1,514,000

NET INCOME	$2,402,000	1,601,000	3,355,000	2,545,000

BASIC EARNINGS PER SHARE (1)	$.30	.23	.44	.37

DILUTED EARNINGS PER SHARE (1)	$.27	.21	.38	.34

Weighted average common shares outstanding—basic	8,066,000	6,843,000	7,686,000	6,837,000
Effect of potential common shares	971,000	731,000	1,040,000	731,000

Weighted average common shares outstanding—diluted	9,037,000	7,574,000	8,726,000	7,568,000

(1) The number of shares outstanding and per share amounts for prior periods has been adjusted to reflect a three for two stock split distributed in January 2003.